Exhibit 10.11

Symetra Financial Corporation
Performance Share Plan
2007-2009
The Purpose of the Plan:
1.	The purpose of the Plan is to advance the interest of Symetra Financial Corporation (the “Company”) and its owners by providing executive incentives and by providing for a reasonable sharing of the financial performance of the enterprise.

2.	Summary: From time to time the Board of Directors of the Company (the “Board”) may grant to an executive of the Company an award of Performance Shares. At the time of grant, each Performance Share shall have the financial value of $100.00. Thereafter, the unit will have the financial value of $100.00 x (1 + Aggregate Percentage Growth), conditioned upon attainment of a stated Performance Goal over the Award Period specified in the Grant. At the end of the Award Period the Board will determine the degree of attainment of the Performance Goal and will assign a Harvest Percentage based on that determination. The matured Performance Shares will then be exchanged for a cash payment equal to the then financial value of the shares multiplied by the Harvest Percentage.

3.	Administration: The Plan shall be administered by the Board. The Board shall have the authority to select the executives who shall be participants (“Participants”), to determine the size and terms of an award, to modify the terms of any award that has been granted, to determine the time when awards will be made, to determine the Award Periods applicable to an award, to determine the Harvest Percentages applicable to an award, to determine the terms of a Participant’s grant agreement (which need not be identical or uniform), to establish Performance Goals in respect of such Award Periods, to certify whether such Performance Goals were attained and to make such other determinations that are not prohibited by this plan. The Board is authorized to interpret the plan to establish amend and rescind any rules and regulations relating to the plan and to make any other determinations that it deems necessary or desirable. Any decision of the Board in the interpretation and administration of the plan shall lie within its sole and absolute discretion and shall be final conclusive and binding on all parties concerned. Determinations made by the Board under the plan need not be uniform and may be made selectively among participants regardless of whether such Participants are similarly situated. The Board shall have the right to deduct from any payment made under the plan any taxes required by law to be withheld with respect to such payment. The Board may delegate its duties hereunder to its Compensation Committee.

February 28, 2007

4.	Eligibility and Participation: The Board shall designate those executives who shall be Participants. Participants shall be selected from among the executives who are in a position to have a material impact on the financial results of the Company. The designation of the Participants may be made individually or by groups or classifications of executives, as the Board deems appropriate. Executives shall not have a right to be designated as Participants and the designation of an executive as a Participant shall not obligate the Board to continue such executive as a participant in subsequent periods.

5.	Grants:
(a) Grant: In each Grant the committee shall specify, among other matters, (i) the number of Performance Shares awarded, (ii) the Award Period, (iii) the Performance Goal(s) to be attained within the Award Period, (iv) the method for determining the Harvest Percentage based upon the level of achievement of the Performance Goal(s), and (v) the maximum Award Payment.
(b) Performance measures: The performance measures for any award shall be as determined by the Board and as stated in the grant agreement. Normally the goal(s) will be based on some reasonable measure of growth in economic value per share of the enterprise, or on some similar measure of financial performance.
(c) Payment: As soon as practicable after the end of the Award Period, or such earlier date as the Board in its sole discretion may designate, the Board shall determine (i) whether the applicable Performance Goal(s) have been attained with respect to a given award and (ii) the Harvest Percentage applied to a given award. At the end of the Award Period the Board shall ascertain the actual value of the award. Unless otherwise determined by the Board or otherwise set forth in a grant agreement the actual value of an award shall be equal to the then financial value of the shares multiplied by the Harvest Percentage. A Participant’s actual value will be settled through a cash payment to the Participant within 2 1/2 months after the end of the Award Period.
6.	Termination of Employment: Except as set forth in Section 7 or otherwise set forth in a grant agreement a Participant shall immediately forfeit all outstanding awards upon any termination of employment prior to the end of the applicable Award Period. The Board may at its discretion provide that if a Participant dies, retires, is disabled, or is granted a leave of absence, or if the Participant’s employment is otherwise terminated in a manner reasonably judged to be not seriously detrimental to the company, then all or a portion of the Participant’s award, as determined by the Board, may be paid to the Participant (or beneficiary) after the end of the Award Period or at such other time as determined by the Board.

7.	Change of Control: (a) If a termination event occurs with respect to a Participant within 24 months after a Change of Control then each award held by such Participant that was granted prior to the Change of Control shall be cancelled and such Participant shall be entitled to receive in respect of each such canceled

February 28, 2007

award a payment equal to the product of (i) the then financial value of 100% of the Performance Shares and (ii) the applicable Harvest Percentage. The applicable Harvest Percentage will be determined based on the extent to which the Performance Goal has been achieved as of the last day of the calendar quarter ending prior to the date of the applicable termination event. (b) Notwithstanding anything herein to the contrary, if, following a change in control, a Participant’s employment remains continuous through the end of an Award Period then the Participant shall be paid with respect to those awards for which he would have been paid had there not been a change in control, and the actual value shall be determined in accordance with section 5 above.

8.	Amendments or Termination: The Board may amend alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair any of the rights or obligations under any award theretofore granted to a Participant without such Participant’s consent; provided, however, that the Board may amend the plan in such manner as it deems necessary to permit the granting of awards meeting the requirements of the Internal Revenue Code of 1986, as amended, or any successor thereto, or other applicable laws.

9.	No Right to Employment: Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by, or to continue to perform services for, the Company or any subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its subsidiaries.

10.	Nontransferability of Awards: An award shall not be transferable or assignable by the Participant, other than as described in Section 17 of this Plan.

11.	Reduction of Awards: Notwithstanding anything to the contrary herein, the Board, in its sole discretion (but subject to applicable law), may reduce any amounts payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its subsidiaries by the Participant.

12.	Participation of Subsidiaries: If a subsidiary wishes to participate in the Plan and its participation shall have been approved by the Board, the Board of Directors of the subsidiary shall adopt a resolution in form and substance satisfactory to the Committee authorizing participation by the subsidiary in the Plan. A subsidiary that adopts the Plan in accordance with the Section shall be permitted to rename the Plan under the name of such subsidiary. A subsidiary may cease to participate in the Plan at any time by action of the Board or by action of the Board of Directors of such subsidiary, which latter action shall be effective not earlier than the date of delivery to the Secretary of the Company of a certified copy of a resolution of the subsidiary’s Board of Directors taking such action. Termination of participation in the Plan shall not relieve a subsidiary of any obligations theretofore incurred by it under the Plan. The Board in its discretion may waive compliance with any provisions in this section.

February 28, 2007

13.	Claims Procedure: In general, any claim for benefits under the Plan shall be filed with the Board of Directors by a Participant or beneficiary. The Board will consider the claim promptly.

14.	Miscellaneous Provisions: The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of the subsidiaries, as described below (in which case such payments shall be made by such subsidiary, as appropriate). If a subsidiary adopts the Plan in accordance with Section 12, the subsidiary shall be responsible for all payments made under the Plan for Awards granted by the Board of Directors of the subsidiary including expenses involved in administering the Plan at the subsidiary level. The Plan is unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participant’s rights to any payment hereunder shall be no greater than the rights of the Company’s (or the applicable subsidiary’s) unsecured creditors. All references to Sections herein shall be deemed to be references to the specified sections of this Plan.

15.	Taxes: The Company and its subsidiaries shall have the right to deduct from any payment made under the Plan any taxes required by law to be withheld with respect to such payment.

16.	Choice of Law: The Plan shall be governed by and construed in accordance with the laws of Washington State.

17.	Designation of Beneficiary by Participant: A Participant may name a beneficiary to receive any payment to which he/she may be entitled in respect to a Grant in the event of his/her death. A Participant may change his/her beneficiary from time to time. If the Participant has not designated a beneficiary, or if no designated beneficiary is living on the date on which any amount becomes payable, that amount shall be paid to the Participant’s estate.

18.	Schedule of Definitions: The attached Schedule of Definitions shall be considered an integral part of this Plan.

19.	Effective Date of the Plan: The Plan shall be effective as of January 1, 2007.
IN WITNESS WHEREOF, Symetra Financial Corporation has caused this Plan to be executed this 1st day of March, 2007.

Symetra Financial Corporation

By	/s/ Christine A. Katzmar

	Its	Vice President

February 28, 2007

Symetra Financial Corporation
Performance Share Plan
2007-2009
Schedule of Definitions: terms used in the Plan or in a Grant shall have the following meanings:
Aggregate Percentage Growth: shall equal the average of the aggregate percentage growth in the GAAP Book Value and the aggregate percentage growth in Enterprise Value.
Change of Control: shall mean the occurrence of any of the following events:
(i)	If any person or group (within the meaning of sections 13(d) or 14(d)2 of the Exchange Act) other than White Mountains Insurance Group, Ltd or Berkshire Hathaway, Inc or any of their subsidiary or affiliated companies, an underwriter temporarily holding securities of the Company in connection with a public issuance thereof, or an employee benefit plan of the Company or its affiliates becomes the beneficial owner (within the meaning of rule 13d-3 under the Exchange Act) of thirty-five percent or more of the then outstanding common stock of the Company.
Enterprise Value (EV): shall mean the value of the Company calculated as outlined below:
1.	Calculate enterprise value in two pieces. The first piece is the enterprise value for Income Annuities [EV(IA)] on a stand-alone basis. The second piece is the enterprise value for the entire company less the enterprise value for Income Annuities.

2.	Calculate the enterprise value growth of Income Annuities as:
a.	(Ending EV(IA) — Beginning EV(1A) + Distributable Earnings)/ Beginning EV(IA).

b.	Distributable Earnings equals the after-tax net income for Income Annuities plus change in required capital.
3.	Calculate the enterprise value growth of non-Income Annuities portion of the company as:
a.	Ending EV(non-IA)/Beginning EV(non-IA)- 1
4.	Calculate the harvest percentage for each of the enterprise value pieces. The harvest percentage is calculated using linear interpolation between the following data points:
a.	0% if the enterprise value growth is less than or equal to 10%

b.	100% if the enterprise value growth is equal to 13%

c.	200% if the enterprise value growth is greater than or equal to 16%
5.	Calculate the blended harvest percentage as:

February 28, 2007

a.	20% x harvest percentage for Income Annuities + 80% x harvest percentage for non-Income Annuities
6.	Calculate a blended total company enterprise value growth using linear interpolation between the following data points:
a.	10% if the blended harvest percentage is less than or equal to 0%

b.	13% if the blended harvest percentage is equal to 100%

c.	16% if the blended harvest percentage is greater than or equal to 200%
The calculation of enterprise value will be adjusted for dividends and capital contributions as needed. The regular calculation of enterprise value will be performed by management at least annually, and estimated at interim quarters. The Board may require an audit of the calculation by an outside actuarial or other firm, at its sole discretion. In general, the calculation will be reasonably consistent with methodologies utilized by Milliman USA, as adjusted by Watson Wyatt, in their actuarial appraisal of the insurance operations of the Company which was used in the purchase of the insurance operations.
If a regularly traded public market value becomes available for the stock in the Company, the Board, in its sole discretion, may consider that that market value be substituted for the EV, or may use some combination thereof.
Grant: shall mean an offer by the Board to an executive to participate in the Performance Share Plan. Such Grant will specify the number of Performance Shares being granted, the Performance Goal(s), the Award Period, the method for judging attainment of the goal(s) and for setting the Harvest Percentage, a maximum award value if any, and other relevant terms.
Harvest Percentage: shall be determined by the Board at the end of the Award Period specified in the Grant, and will represent the Board’s judgment of the degree to which the Company’s actual financial performance has met the Performance Goal(s) specified in the Grant. Normally the Harvest Percentage will range fiom 0% thru 200% according to a scale specified in the Grant. This Harvest Percentage will then be multiplied by the financial value of the Performance Shares granted, to produce the actual cash value of the Grant.
Performance Share: a unit granted to an executive under the Performance Share Plan. The unit will have the financial value of $100.00 at the time of grant. Thereafter, the unit will have the financial value of $100.00 x (1 + Aggregate Percentage Growth), conditioned upon the attainment of a specified Performance Goal(s) over a specified Award Period.
Related Employments: shall mean the employment of a participant by an employer who is not the Company or an affiliate of the Company, provided (i) such employment is undertaken by the participant and continued at the request of the Company; (ii) immediately prior to undertaking such employment the participant was an employee of the Company, or any of its affiliates or was engaged in related employment; and (iii) such employment is recognized by the Board, in its sole discretion, as related employment.

February 28, 2007

Termination event: shall be considered for this plan to be a Termination Without Cause or to be a Constructive Termination.
a.	Termination Without Cause: A termination of the Participant’s employment with the Company or a subsidiary by the Company or the subsidiary other than (i) due to the Participant’s death or disability as defined in the Performance Plan Grant, or (ii) for Cause. A transfer of a Participant’s employment to an affiliate of the Company shall not, by itself, be considered a Termination without Cause hereunder. For this purpose, “Cause” shall mean (a) an act or omission by the Participant that constitutes a felony, (b) willful gross negligence or willful gross misconduct by the Participant in connection with his employment by the Company or by a subsidiary which causes, or is likely to cause, material loss or damage to the Company. Notwithstanding anything herein to the contrary, a termination of a Participant’s employment with the Company or one of its subsidiaries due solely to the consummation of a corporate transaction described in clause (i) of the definition of Change in Control shall not be deemed to be a “Termination Without Cause” if the Participant is employed by the acquiror or one of its affiliates and the acquiror or one of its affiliates formally assumes the Company’s obligations under this Plan or places the Participant in a similar or like plan with no diminution of the value of the awards granted.

b.	Constructive Termination. A termination of employment with the Company and its affiliates at the initiative of the Participant that the Participant declares, by prior written notice delivered to the Secretary of the Company, to be a Constructive Termination by the Company or an affiliate and which follows (i) a material decrease in his/her salary or (ii) a material diminution in the authority, duties or responsibilities of his/her position as a result of which the Participant determines in good faith that he/she cannot continue to carry out his/her job in substantially the same manner as it was intended to be carried out immediately before such diminution. Notwithstanding anything herein to the contrary, a Constructive Termination shall not occur until and unless 30 days have elapsed from the date the Company receives such written notice fiom the Participant and, during that period, the Company fails to cure, or cause to be cured, the circumstance serving as the basis on which the declaration of Constructive Termination is given.

February 28, 2007

Symetra Financial Corporation
Performance Share Plan
2007-2009 Grant
     THIS GRANT (this “Grant”) is made, effective as of the 1st of January, 2007, between Symetra Financial Corporation (the “Company”) and                                          (the “Participant”).
RECITALS:
     WHEREAS, the Company has adopted the Performance Share Plan (“Plan”), which Plan is incorporated herein by reference and made part of this Grant; and
     WHEREAS, the Board has determined that it would be in the best interest of the Company and its owners to grant the award provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
     NOW THEREFORE, in consideration of mutual covenants the parties hereto agree as follows:
1. Grant: Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Grant, the Company hereby grants to the Participant a Performance Share Award of                      shares.
2. Award Period: The Award Period shall be January 1, 2007 through December 31, 2009.
3. Performance Goal: The Performance Goal shall be a 13% compound annualized growth in the intrinsic business value of the company, which shall be measured by the average of the compound annualized growth rates during the Award Period of (a) the Enterprise Value (EV) per share and (b) the GAAP Book Value per share, excluding unrealized gains or losses other than unrealized gains or losses on equities held as investments.
4. Harvest Percentage: Shall be dependent on the extent to which the Performance Goal is attained, and shall be determined as follows:

Growth in intrinsic business value	Harvest Percentage
10% or lower	0%
13%	100%
16% or higher	200%
For annualized percentage growth between 10% and 16%, the Harvest Percentage will be determined on the basis of straight line interpolation.

February 28, 2007

5. Award Payment: Subject to all terms and conditions of the Plan, the Participant’s actual value at the end of the Award Period will be settled through a cash payment to the Participant. Unless otherwise determined by the Board or otherwise set forth in a Grant, a Participant’s actual value with respect to an Award shall be equal to the then financial value of the shares multiplied by the Harvest Percentage.
6. Termination of Employment: Except as provided in Section 6 or Section 7 of the Plan, this Award shall be canceled, and no payment shall be payable hereunder, if the Participant’s continuous employment or Related Employment with the Company shall terminate for any reason prior to the end of the Award Period.
7. Successor Requirement: This Grant shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall request any purchaser of a business unit in which the Participant is employed (a “Purchaser”), to fully assume the obligations of the Company under this Grant. If a Purchaser declines to assume such obligations, the Company shall remain obligated under the terms of this Grant and the Board, in its sole discretion, may elect to cancel the Grant and to make an Award Payment based on the applicable measures at the time of purchase or in accordance with Section 7 of the Plan, if the Plan’s Change in Control provisions are applicable.
8. Definitions: All terms not otherwise defined herein shall have the same meaning as in the Plan.
9. Withholding: The Participant agrees to make appropriate arrangements with the Company for satisfaction of any applicable income tax withholding requirements, including the payment to the Company, at the termination of the Award Period (or such earlier or later date as may be applicable under the Code), of all such taxes and other amounts, and the Company shall be authorized to take such action as may be necessary, in the opinion of the company’s counsel (including, without limitation, withholding amounts from any compensation or other amount owing from the Company to the Participant), to satisfy all obligations for the payment of such taxes and other amounts.
10. Reduction of the Award: Notwithstanding anything to the contrary herein, the Board, in its sole discretion (but subject to applicable law), may reduce any amounts payable to the Participant in order to satisfy any liabilities owed to the Company by the Participant.
11. No Right to Continued Employment: Neither the Plan nor this Grant shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its subsidiaries. Further, the Company may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Grant, except as otherwise expressly provided in the Plan and in this Grant. In addition, nothing herein shall obligate the Company to make future Grants to the Participant.

February 28, 2007

12. Award Subject to Plan: By entering in this Grant the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and that this Award is subject to all of the terms and provisions set forth in the Plan and in this Grant. In the event of a conflict between any term or provision contained in this Grant and a terms or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
13. Designation of Beneficiary by Participant: A Participant may name a beneficiary to receive any payment to which he/she may be entitled in respect of this Award in the event of his/her death, by notifying the Company. A Participant may change his/her beneficiary from time to time in the same manner. If the Participant has not designated a beneficiary or if no designated beneficiary is living on the date on which any amount becomes payable to a Participant’s beneficiary, that amount shall be paid to the Participant’s estate.
14. Notices: Any notice necessary under this Grant shall be addressed to the Company and to the Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as such party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
15. Signature in Counterparts: This Grant may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Grant as of the date(s) listed below.

Participant	Symetra Financial Corporation

By

Name/Date	Name/Date/Title

February 28, 2007